EXHIBIT 99

[inTEST News Release Letterhead]

inTEST REVISES OUTLOOK FOR THIRD QUARTER 2004

CHERRY HILL, NJ, October 19, 2004 - inTEST Corporation (Nasdaq: INTT), a leading independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced that it is lowering its outlook for the third quarter ending September 30, 2004.

Robert E. Matthiessen, President and CEO, said, "We saw a significant weakening in the level of our orders in two of our three product segments late in the quarter as several customers either postponed scheduled shipments or canceled orders. In addition, we had higher than expected levels of inventory obsolescence and product warranty expenses during the third quarter, along with higher materials costs related to product mix. As a result, revenues for the third quarter are now expected to be approximately $19.5 million or at the low end of prior guidance, with pre-tax earnings in the range from $0.10 to $0.12 per diluted share."

"We expect the market weakness will continue based on current customer forecasts, resulting in an operating loss for the fourth quarter 2004," said Hugh T. Regan, Jr., Treasurer and CFO. "We are developing cost containment strategies to bring our operating expenses inline with expected business levels. We plan to provide more specific fourth quarter guidance when we report results for the third quarter on Wednesday, October 27."

About inTEST Corporation

inTEST Corporation is a leading independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:
Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Andrew Rodriquez, 646-536-7032
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.